Exhibit 99.1
Media Inquires:   (312) 606-4356
Investor Relations: (312) 606-4125
USG RIGHTS OFFERING BACKSTOP AGREEMENT APPROVED
     CHICAGO, February 23, 2006 – USG Corporation (NYSE:USG), said today that the Bankruptcy Court in its Chapter 11 reorganization case approved its previously announced rights offering backstop agreement.
     USG announced on January 30th, 2006 an agreement to resolve the asbestos personal injury claims in its Chapter 11 reorganization case. Under the agreement, USG will establish and fund a personal injury trust to pay asbestos personal injury claims. USG’s bank lenders, bondholders and trade suppliers will be paid in full with interest. Stockholders will retain ownership of the company. Financing for the plan is expected to be provided from USG’s cash on hand, the $1.8 billion rights offering to existing stockholders backstopped by Berkshire Hathaway Inc., tax refunds and new long-term debt. The terms of the agreement are contained in a plan of reorganization that the company filed February 17th along with a disclosure statement. After voting on the plan, the plan will require approval by both the Bankruptcy Court and the District Court that oversees the cases.
     The backstop agreement approved today by the Court would assure that USG would receive $1.8 billion in equity proceeds to fund a portion of the company’s asbestos personal injury claim settlement underlying the reorganization plan USG announced on January 30th. Berkshire Hathaway will receive a $67 million non-refundable fee for its backstop commitment.
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USG RIGHTS OFFERING BACKSTOP AGREEMENT APPROVED/2
     USG Corporation is a Fortune 500 company with subsidiaries that are market leaders in their key product groups: gypsum wallboard, joint compound and related gypsum products; cement board; gypsum fiber panels; ceiling panels and grid; and building products distribution. For more information about USG Corporation, visit the USG home page at www.usg.com.
     This press release does not constitute an offer of any securities for sale in the rights offering.
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This press release contains forward-looking statements related to management’s expectations about future conditions. The effects of USG’s Chapter 11 reorganization and the conduct, outcome and costs of the Chapter 11 cases, including the ultimate outcome and costs associated with the Corporation’s agreement to resolve asbestos liabilities, may differ from management’s expectations. Actual business, market or other conditions may also differ from management’s expectations and accordingly affect the corporation’s sales and profitability or other results. Actual results may differ due to various other factors, including economic conditions such as the levels of construction activity, employment levels, interest rates, currency exchange rates and consumer confidence; competitive conditions such as price and product competition; shortages in raw materials; increases in raw material and energy and employee benefit costs; loss of one or more customers; the unpredictable effects of acts of terrorism or war upon domestic and international economies and financial markets; and acts of God. USG Corporation assumes no obligation to update any forward-looking information contained in this press release.